Exhibit 10.1

WARRANT TERMINATION AGREEMENT

This WARRANT TERMINATION AGREEMENT (the “Agreement”) is made effective January             , 2012, by and between Pinnacle Data Systems, Inc., an Ohio corporation (the “Company”), and             (the “Warrant Holder”). The Warrant Holder and the Company will be referred to singly as a “Party” and collectively as the “Parties.”

WHEREAS, on December 20, 2007 the Company granted to Warrant Holder the right to purchase shares of the Company’s common stock at a purchase price of $3.03 per share pursuant to Warrant No.             and Warrant No.             (collectively the “Warrant”), copies of which are attached hereto as Exhibit A;

WHEREAS, on November 10, 2011 the Company entered into an Agreement and Plan of Merger by and among the Company, Avnet, Inc., a New York corporation (“Avnet”), AIR Acquisition Corp., an Ohio corporation and a wholly owned subsidiary of Avnet (“Merger Sub”), pursuant to which the Company will merge with Merger Sub and become a wholly-owned subsidiary of Avnet (the “Merger”);

WHEREAS, the consideration to be paid to the Company’s shareholders as a result of the Merger is $2.40 per share (the “Merger Consideration”); and

WHEREAS, it is a condition to the closing of the Merger that the Company and Warrant Holder terminate the Warrant on the closing date of the Merger (the “Effective Date”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, it is hereby agreed as follows:

1. Consideration. The Warrant Holder acknowledges that it is a shareholder in the Company and, as a result, will receive benefit from the closing of the Merger, including in the form of the Merger Consideration, and such benefit constitutes full and fair consideration for the termination of the Warrant and Warrant Holder’s other agreements set forth in this Agreement.

2. Termination of Warrant. It is agreed and acknowledged that as of the Effective Date, the Warrant shall be terminated in full and rendered null and void, and all past, current, or future obligations of the Parties under the Warrant shall be extinguished, except as otherwise expressly set forth in this Agreement. The Warrant Holder will return the original of the Warrant for cancellation by the Company on the Effective Date. The Warrant Holder acknowledges and agrees that as of the Effective Date, it shall have no surviving right, title or interest in or to the Warrant, any shares purchasable thereunder or any other option, warrant, right or interest to acquire any equity of the Company.

3. Release, Waiver and Covenant Not to Sue. In consideration of the mutual covenants and agreements contained in this Agreement, each Party hereby releases, waives and forever discharges the other Party and each of its affiliates and their respective members, shareholders, officers, directors, and employees (collectively, “Representatives”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation obligation, damages (including exemplary or punitive damages), benefits, liability, costs and/or expenses (including attorneys’ fees), that such party has, may have, or may be entitled to against the other party, whether legal, equitable or administrative, whether known or unknown, whether past, current or future, which arise directly or indirectly out of, or are related in any way to, the Warrant. This Agreement is intended as a general release, representing a full and complete disposition and satisfaction of the Parties’ real or alleged legal obligations to each other relating to, arising from or connected with the Warrant.

4. Acknowledgments. The Warrant Holder agrees that this Agreement shall constitute notice of the potential merger or consolidation of the Company pursuant to Section 9 of the Warrant and Warrant Holder hereby acknowledges that it elects not to exercise the Warrant.

5. Representations and Warranties. The Warrant Holder represents and warrants that (a) it has not exercised or purported to exercise the Warrant in whole or in part to purchase any shares of the Company’s common stock, (b) it is the sole owner and holder of the Warrant, and has not assigned, transferred, sold, pledged, conveyed or otherwise disposed of (or attempted any of the foregoing with respect to) the Warrant or any shares purchasable thereunder and (c) has the power and authority to execute and deliver this Agreement.

6. Entire Agreement. This Agreement contains and comprises the entire agreement and understanding between the Parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any Party to execute this Agreement, and that all agreements and understandings between the Parties are embodied and expressed herein. The Parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by a duly authorized representative of each Party. The Parties further agree that this Agreement shall be binding on and inure to the benefit of each Party, their successors and assigns.

7. Automatic Termination of Agreement. In the event of any termination of the Merger Agreement pursuant to the terms thereof without the Merger being closed, this Agreement shall automatically become null and void and of no further force or effect.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

9. Third-Party Beneficiaries. Except as expressly provided, no provision of this Agreement is intended to, and no provision of this Agreement shall, confer upon any party other than the Parties (and their successors and assigns, if any) any rights or remedies under this Agreement. This Agreement is made, in part, in order to enable the shareholders of the Company to induce Avnet and Merger Sub to close under the Merger Agreement and Avnet and Merger Sub shall be intended third party beneficiaries of this Agreement.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provisions or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. Facsimile signatures shall be treated as originals for all purposes.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:	WARRANT HOLDER:

PINNACLE DATA SYSTEMS, INC. an Ohio corporation

John D. Bair, President and CEO	Signature

Print Name

EXHIBIT A

WARRANT TO PURCHASE COMMON STOCK

[see attached]